Exhibit 5.01

[Gibson, Dunn and Crutcher LLP Letterhead]

December 11, 2012	Client: C 42376-00982

Intel Corporation
2200 Mission College Boulevard
Santa Clara, California 95054

Re:                             Intel Corporation

Registration Statement on Form S-3 (File No. 333-185253)

Ladies and Gentlemen:

We have examined the Registration Statement on Form S-3, File No. 333-185253, of Intel Corporation, a Delaware corporation (the “Company”), filed with the Securities and Exchange Commission (the “Commission”) pursuant to Rule 462 under the Securities Act of 1933, as amended (the “Securities Act”), on December 4, 2012 (the “Registration Statement”), the preliminary prospectus supplement related thereto filed with the Commission pursuant to Rule 424(b) under the Securities Act on December 4, 2012, the final pricing term sheets dated December 4, 2012 in the forms filed with the Commission pursuant to Rule 433 under the Securities Act on December 4, 2012, and the final prospectus supplement in the form filed with the Commission pursuant to Rule 424(b) under the Securities Act on December 5, 2012 in connection with the offering and sale by the Company of its $3,000,000,000 principal amount of 1.350% notes due 2017, $1,500,000,000 principal amount of 2.700% notes due 2022, $750,000,000 principal amount of 4.000% notes due 2032 and $750,000,000 principal amount of 4.250% notes due 2042 (the “Notes”).  The Notes are being issued pursuant to an indenture dated as of March 29, 2006, as supplemented by the first supplemental indenture dated as of December 3, 2007 (together, the “Base Indenture”) between the Company and Wells Fargo Bank, National Association, as successor trustee (the “Trustee”), together with a supplemental indenture dated as of December 11, 2012 with respect to the Notes (the “Supplemental Indenture” and, together with the Base Indenture, the “Indenture”).  In connection with the issuance of the Notes, the Company has entered into an Underwriting Agreement, dated as of December 4, 2012 (the “Underwriting Agreement”), between the Company and the representatives of the several underwriters named therein (the “Underwriters”).

In arriving at the opinions expressed below, we have examined originals, or copies certified or otherwise identified to our satisfaction as being true and complete copies of the originals, of the Indenture, forms of the Notes and such other documents, corporate records, certificates of officers of the Company and of public officials and other instruments as we have deemed necessary or advisable to enable us to render these opinions.  In our examination, we have assumed the genuineness of all signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as copies.  As to any facts material to these opinions, we have relied to the extent we deemed appropriate and without independent investigation upon statements and representations of officers and other representatives of the Company and others.

Intel Corporation

December 11, 2012

Based on the foregoing and in reliance thereon, and subject to the assumptions, exceptions, qualifications and limitations set forth herein, we are of the opinion that when the Notes have been duly executed and authenticated in accordance with the provisions in the Indenture and delivered to and paid for by the Underwriters pursuant to the Underwriting Agreement, the Notes will constitute valid and binding obligations of the Company.

The opinions expressed above are subject to the following assumptions, exceptions, qualifications and limitations:

A.    The opinions above are subject to (i) the effect of any bankruptcy, insolvency, reorganization, moratorium, arrangement or similar laws affecting the rights and remedies of creditors generally, including without limitation the effect of statutory or other laws regarding fraudulent transfers or preferential transfers, and (ii) general principles of equity, including without limitation concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance, injunctive relief or other equitable remedies regardless of whether enforceability is considered in a proceeding in equity or at law.

B.    We express no opinion regarding the effectiveness of (i) any waiver of stay, extension or usury laws or of unknown future rights, and (ii) provisions relating to indemnification, exculpation or contribution, to the extent such provisions may be held unenforceable as contrary to public policy or federal or state securities laws.

C.    We render no opinion herein as to matters involving the laws of any jurisdiction other than the State of New York and the United States of America and, to the extent relevant for our opinions herein, the Delaware General Corporation Law.  This opinion is limited to the effect of the current state of the laws of the State of New York and the United States of America and the Delaware General Corporation Law and the facts as they currently exist.  We assume no obligation to revise or supplement this opinion in the event of future changes in such laws or the interpretations thereof or such facts.

We consent to the filing of this opinion as an exhibit to the Registration Statement, and we further consent to the use of our name under the caption “Legal Matters” in the Registration Statement and the prospectus that forms a part thereof.  In giving these consents, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Gibson, Dunn and Crutcher LLP